Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
LABA MERGER SUB, INC.
WITH AND INTO
THERAVANCE, INC.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

Theravance, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of LABA Merger Sub, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of Innoviva, Inc.:

FIRST:                                                        The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).  The Subsidiary is incorporated pursuant to the DGCL.

SECOND:                                         The Company owns all of the outstanding shares of common stock, par value $0.01 per share, of the Subsidiary, being the only shares of authorized capital stock of the Subsidiary.

THIRD:                                                   The Board of Directors of the Company, by the following resolutions duly adopted by the Board of Directors at a duly noticed, called and convened meeting thereof held on December 16, 2015, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, the Company desires to change its name to Innoviva, Inc. (the “Name Change”) pursuant to Section 253(b) of the General Corporation Law of the State of Delaware (the “General Corporation Law”);

WHEREAS, in order to effect the Name Change, the Company desires to incorporate a corporation named LABA Merger Sub, Inc. (the “Subsidiary”) under the General Corporation Law and to acquire one hundred (100) shares of Common Stock, par value of $0.01 per share, of the Subsidiary (collectively, the “Incorporation”);

WHEREAS, following the effectiveness of the Incorporation, the Company will own all of the outstanding shares of the capital stock of the Subsidiary; and

WHEREAS, in order to effect the Name Change the Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company (the “Merger”) pursuant to Section 253 of the General Corporation Law following the effectiveness of the Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that the Incorporation is hereby authorized and approved in all respects; and it is further

RESOLVED, that following the Incorporation, the Company is hereby authorized to effect the Name Change by merging the Subsidiary with and into the Company pursuant to Section 253 of the General Corporation Law; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger; and it is further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $0.01 per share, of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and it is further

RESOLVED, that the Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the text of Article I thereof shall be amended to read in its entirety as follows:

“The name of this corporation is Innoviva, Inc.”

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed to do all acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Name Change, the Incorporation and the Merger; and it is further

RESOLVED, that the proper officers of the Company be and they hereby are authorized and directed, following the effectiveness of the Incorporation, to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH:                                        The Company shall be the surviving corporation of the Merger.

FIFTH:                                                       The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the text of Article I thereof shall be amended to read in its entirety as follows:

“The name of this corporation is Innoviva, Inc.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 7th day of January, 2016.

THERAVANCE, INC.

By:	/s/ Eric d’Esparbes
Name: Eric d’Esparbes
Office: Chief Financial Officer